UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 16, 2023

MGT Capital Investments, Inc.

Delaware	001-32698	13-4148725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Fayetteville Street, Suite 1110 Raleigh, North Carolina	27601	(914) 630-7430
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 16, 2023 MGT Capital Investments, Inc (the “Company” or “MGT”) entered into a Partnership Agreement (the “Partnership Agreement”) and a Property Lease Agreement (the “Lease Agreement, and together with the Partnership Agreement, collectively, the “Agreement”) with another cryptocurrency mining company (“Tenant”). The terms of the Agreement are summarized as follows.

Pursuant to the Lease Agreement, the Company agreed to lease to Tenant portions of the Company’s six acre mining facility in Lafayette, GA in increments of up to 10 spaces that are 40 feet in length and eight feet in height each (“Spaces”), together with related utilities access including electricity of up to one megawatt (“MW”) per Space, for deploying mining equipment, in exchange for rental payments of $5,000 per Space per month (provided the Spaces are powered) and payment of the electricity costs and deposit requirements arising from the Spaces. In connection with the Lease Agreement, Tenant agreed to make an initial deposit of $228,913 for the initial electricity deployment for five MW. In the event of electricity rate escalations in excess of an enumerated threshold, rental obligations will be suspended for up to a 30-day period wherein Tenant may determine whether to continue leasing the Space(s). Under the Lease Agreement, Tenant is also required to maintain insurance for the Space(s). The Lease Agreement provides certain other provisions that are standard or common of agreements of its type, including representations and warranties, limitations on liability, and indemnification, and force majeure, among others.

Pursuant to the Partnership Agreement, the Company agreed to issue Tenant 500,000 shares its common stock per month for each rented Space (the “Monthly Issuances”), and to also issue an additional number of shares of common stock annually equal to 100% of the Monthly Issuances for the applicable year (the “Annual Issuances,” and together with the Monthly Issuances, collectively, the “Issuances”). Further, pursuant to the Partnership Agreement, the Company provided Tenant with the option (the “Option”) to lend MGT up to $1 million evidenced by a convertible promissory note that is convertible into 25% of the Company’s outstanding common stock, assuming all $1 million is lent, on a pro-forma, post-issuance basis (the “Note”), together with an accompanying warrant to purchase 60% of the shares of common stock underlying the Note (the “Warrant”). The terms of the Note and Warrant would be substantially similar to the Original Issue Discount Secured Convertible Promissory Note and accompanying Warrant that were issued by the Company on or about September 12, 2022, as are disclosed in and filed as exhibits to the Company’s Current Report on Form 8-K filed on September 14, 2022. If the Option is exercised, the parties may elect to substitute the $1 million purchase price, in whole or in part, with equipment and infrastructure improvements to enable the Company to have access to up to an additional 10 MWs of electricity to the facility’s currently available electrical power capacity. The Company’s facility currently has electrical capacity of up to 10 MW. The Agreement has a term of 24 months.

The foregoing description of the Lease Agreement and the Partnership Agreement does not purport to be completed and is qualified in its entirety by the full text of such agreements, forms of which are filed herewith as Exhibits 10.1 and 10.2, respectively.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the Issuances and the Options is incorporated by reference into this Item 3.02 in its entirety. The execution of the Agreement and the transactions contemplated thereby were exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933 as a transaction not involving a public offering.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
10.1	Form of Lease Agreement
10.2	Form of Partnership Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGT Capital Investments, Inc.

Date:	March 22, 2023	By:	/s/ Robert B. Ladd
		Name:	Robert B. Ladd
		Title:	Chief Executive Officer